Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Windstream Corporation of our report dated March 11, 2009, except for the effects of the change in accounting for noncontrolling interests described in Note 2 and the inclusion of guarantor information in Note 20, as to which the date is January 15, 2010, relating to the financial statements of D&E Communications, Inc., which appears in Windstream Corporation’s Registration Statement on Form S-4 filed on September 29, 2010 (No. 333-169634). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

October 15, 2010